Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Announces Excellent Results from
Independent Verification Testing of H2Omaxx Water
Remediation Technology

Final round of testing reduces hydrocarbons in produced water to less than 0.001% or 10 parts per million

HOUSTON, Texas and CALGARY, Alberta (Tuesday, December 2, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce excellent results from the independent verification testing that was recently completed on Wescorp’s H2Omaxx water remediation unit. H2Omaxx is the branding name of Wescorp’s water remediation unit that consistently provides safe, effective and economical separation of oil from produced water.

The purpose of the testing was to verify that the technical improvements made to the H2Omaxx equipment, as a result of collecting and analyzing ongoing operational data from the 2,000 barrel per day commercial unit, would result in increased oil recovery and a corresponding decrease in the hydrocarbons remaining in the produced water post treatment. Wescorp’s goal was to reduce the oil content to below the previously announced 0.005% or 50 parts per million (ppm). By making the technology more effective and improving the recovery of residual oil, both capital and operational costs of the units would be reduced. The final round of testing was completed in late November 2008 by an independent party. Analytical results proved the H2Omaxx unit increased the recovery of oil and reduced the amount of hydrocarbons in the treated produced water to less than 0.001% or 10 ppm.

“We are very pleased with the third party independent results. Each technical improvement Wescorp has made to the H2Omaxx unit over the past several months has improved its ability to increase oil recovery and reduce residual hydrocarbon content,” commented Doug Biles P.Eng., President and CEO of Wescorp. “These positive results, coupled with independent verification that our patented H2Omaxx units are highly scalable to support much greater output capacities, have been extremely well received by potential customers and oil and gas service companies that have expressed interest in our technology.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:
David Jones
Wescorp Energy, Inc.
Toll Free: 1.877.247.1975
Direct: 1.705.845.0933
Email: djones@wescorpenergy.com